Exhibit 10.75

HANSEN MEDICAL, INC.

April 22, 2011

Michael MacKinnon

Dear Mike:

You and Hansen Medical, Inc. (the “Company”) entered into an offer letter dated as of January 14, 2011 (the “Offer Letter”). In order to clarify your annual commission opportunity, you and the Company agree that Section 3 of the Offer Letter is hereby amended and restated in its entirety as follows:

3.    Commissions. You are eligible to receive a maximum of $175,000 in annual commissions at plan. These commissions are dependent on achieving overall sales goals, and will be paid quarterly. The goals applicable to your commissions may be based on sales of the Company’s products and/or services, bookings, revenues, deferred revenue, profits, margin, procedures performed, number of units sold, physicians trained or any other sales, revenue or profit-based metrics. Your commission opportunity may be expressed as a percentage of one or more of the foregoing metrics (with or without any threshold or maximum), in relation to increases in one or more of the foregoing metrics and/or as a bonus if a stated goal is achieved.

Except as expressly set forth above, the Offer Letter will remain in effect without change. You may indicate your agreement with this amendment of the Offer Letter by signing and dating the enclosed duplicate original of this letter agreement and returning it to me. This letter agreement may be executed in two counterparts, each of which will be deemed an original, but both of which together will constitute one and the same instrument.

Very truly yours,

HANSEN MEDICAL, INC.

By:	/s/ Peter Osborne

Title:	Interim CFO

Accepted and agreed to:

/s/ Michael MacKinnon

Michael MacKinnon

Dated: May 4, 2011